EXHIBIT 3
---------




CLOSING AGREEMENT
-----------------


      This is a Closing Agreement dated as of January 27, 1999 by and among BPI Packaging Technologies, Inc., a Delaware corporation (the "Company"), DGJ, L.L.C., a Delaware limited liability company (the "Investor") and C. Jill Beresford.

      1. RECEIPT OF CONSIDERATION. The Company hereby acknowledges receipt of three million two hundred thousand two hundred dollars ($3,200,200.00) pursuant to the Securities Purchase Agreement dated the date hereof between the Company and the Investor (the "Agreement"). Terms used and not defined herein shall have the meaning given such terms in the Agreement. The Investor acknowledges receipt of the Note, Series C Preferred Stock and the Warrant.

      2. DELIVERY. The parties hereto agree that the Agreement, the Financing Agreements and the Related Agreements are deemed to have been executed and delivered on January 27, 1999.

      3. REIMBURSEMENT. C. Jill Beresford hereby agrees that she will reimburse the Investor for any liability, loss, cost, damage or expense arising from any breach of any representation or warranty of the Company in the Agreement or any Related Agreement of which she has knowledge or of which she should have had knowledge after a thorough investigation, up to a maximum of $3,200,000. C. Jill Beresford agrees to pledge all of her shares of Series B Preferred Stock of the Company to the Investor to secure her obligations under this Paragraph 3.

      4.  MISCELLANEOUS.

      (a) This Agreement may be executed in any number of counterparts which together shall constitute one instrument. Signatures hereto may be given by facsimile or other electronic transmission and such signature shall be fully binding on the parties sending the same.

      (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other state.

      (c) This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

      IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first set forth above.

BPI PACKAGING TECHNOLOGIES, INC.            DGJ, L.L.C.


By:   /s/ C. JILL BERESFORD                 By:   /s/ GARY R. EDIDIN
      ---------------------------                 ---------------------------

  Title:  Chairman and CEO                    Title:  President
          -----------------------                     -----------------------


/s/ C. JILL BERESFORD
---------------------------------
C. JILL BERESFORD